Keurig Dr Pepper Reports Solid Start to 2019

Delivers Strong EPS Growth and Repays $414 Million of Bank Debt in the Quarter

BURLINGTON, MA and PLANO, TX (May 9, 2019) - Keurig Dr Pepper Inc. (NYSE: KDP) today reported financial results for the first quarter ended March 31, 2019 and affirmed guidance for Adjusted diluted EPS(1) growth of 15% to 17% for the full year.

GAAP performance in the first quarter of 2019 was significantly impacted by the merger between Keurig Green Mountain and Dr Pepper Snapple Group, Inc., which was completed in July 2018. As a result, compared to the prior year period, net sales advanced 164% to $2.5 billion, operating income increased 180% to $498 million and earnings per diluted share (“diluted EPS”) grew 45% to $0.16.

The net sales of $2.50 billion in the first quarter of 2019 declined 1.1%, compared to Adjusted pro forma net sales of $2.53 billion in the prior year period, reflecting strong underlying net sales growth of 2.5% that was more than offset by the expected unfavorable impacts of changes in the Company’s Allied Brands portfolio, as well as calendar timing that affected year-over-year comparisons-namely, the shift of Easter into the second quarter of 2019 and one less shipping day this year in the first quarter. Adjusted diluted EPS increased 32% to $0.25 in the first quarter, compared to Adjusted pro forma diluted EPS of $0.19 in the year-ago period.

Commenting on the quarter, Keurig Dr Pepper Chairman and CEO Bob Gamgort stated, “Our first quarter results represent a good start to the year, with strong EPS delivery and all four segments registering underlying net sales growth. In addition, our in-market performance was also solid, as we grew retail dollar consumption across the majority of our portfolio and held or grew market share in nearly all categories. Our cash flow generation remains strong and we continue to reduce debt in line with our deleveraging targets. We remain confident in our targets for 2019 and our long-term value creation framework.”

First Quarter Consolidated Results

Net sales more than doubled to $2.50 billion in the first quarter of 2019, compared to $0.95 billion in the year-ago quarter, primarily reflecting the impact of the merger. Compared to Adjusted pro forma net sales of $2.53 billion in the first quarter of 2018, net sales decreased 1.1%. This performance reflected strong underlying net sales growth of 2.5%, driven by higher volume/mix of 1.4% and net price realization of 1.1%, more than offset by the expected unfavorable impacts related to changes in the Company’s Allied Brands portfolio of 2.5% and calendar timing of 0.6%. Also impacting the comparison was unfavorable foreign currency translation of 0.5%.

(1) Adjusted financial metrics used in this release are non-GAAP measures and refer to results in 2019. In 2018, Adjusted pro forma financial metrics are also non-GAAP measures and assume the merger occurred on December 31, 2016 and adjust for other items affecting comparability. See reconciliations of GAAP results to Adjusted results, in the case of 2019 metrics, and to Adjusted pro forma results, in the case of 2018 metrics, in the accompanying tables.

Retail market performance(2) remained strong in the first quarter, with dollar consumption growth registered across the majority of the Company’s portfolio and KDP holding or growing market share in the vast majority of its categories. The Company’s CSD(3), premium unflavored still water, RTD(3) coffee and shelf stable apple juice portfolios registered market share growth in the quarter, driven by strong performances of Dr Pepper and Canada Dry CSD’s, CORE waters, Peet’s and Forto RTD coffees and Mott’s apple juice. In coffee, retail consumption of single-serve pods manufactured by KDP increased essentially in line with category unit growth of 5%.

Operating income of $498 million also more than doubled in the first quarter of 2019, compared to $178 million in the year-ago quarter, primarily reflecting the impact of the merger, partially offset by the unfavorable year-over-year impact of items affecting comparability.

Adjusted operating income advanced 10.5% to $621 million in the first quarter of 2019, compared to Adjusted pro forma operating income of $562 million in the year-ago period. This performance primarily reflected strong productivity and merger synergies, both of which benefitted cost of goods sold and SG&A. Partially offsetting these growth drivers was inflation, particularly in packaging and logistics. On a percentage of net sales basis, Adjusted operating income grew 260 basis points to 24.8% in the first quarter.

Net income increased to $230 million in the first quarter of 2019, compared to $88 million in the year-ago quarter, primarily reflecting the impact of the merger, partially offset by the unfavorable year-over-year impact of items affecting comparability. Diluted EPS grew 45% to $0.16 in the first quarter of 2019, compared to diluted EPS of $0.11 in the year-ago period.

Adjusted net income advanced 35% to $356 million in the first quarter of 2019, compared to Adjusted pro forma net income of $263 million in the year-ago period, primarily reflecting the growth in Adjusted operating income and significantly lower interest expense, due to the benefits of unwinding several interest rate swap contracts and reduced outstanding indebtedness. Also benefitting the comparison was a lower effective tax rate, due to U.S. tax reform enacted in December 2017. Adjusted diluted EPS increased 32% to $0.25, compared to Adjusted pro forma diluted EPS of $0.19 in the year-ago period.

During the quarter, due to the Company’s strong operating profit results and ongoing effective working capital management, KDP reduced debt by $414 million.

First Quarter Segment Results

Coffee Systems
Net sales for the first quarter of 2019 increased 2.1% to $968 million, compared to $948 million in the year-ago period. Compared to Adjusted pro forma net sales of $952 million, net sales increased 1.7%, reflecting higher volume/mix of 5.0%, partially offset by lower net price realization of 2.5% and unfavorable foreign currency translation of 0.8%.

The volume/mix growth of 5.0% for Coffee Systems was driven by a 7.0% increase in K-Cup pod volume and a 12.4% increase in brewer volume, partially offset by lower pod sales mix, primarily reflecting the impact of significant volume growth of branded partners in the first quarter of 2019.

_________________________
(2) Retail market performance (retail consumption; market share) based on Keurig Dr Pepper’s custom IRi category definitions.
(3) CSD refers to “Carbonated Soft Drink” and RTD refers to “Ready to Drink”.

Operating income for Coffee Systems advanced 15.4% to $293 million in the first quarter of 2019, compared to $254 million in the year-ago period. Adjusted operating income advanced 7.4% to $335 million, compared to Adjusted pro forma operating income of $312 million in the year-ago period, primarily reflecting the net sales growth and productivity. On a percentage of net sales basis, Adjusted operating income grew 180 basis points versus year-ago to 34.6%.

Packaged Beverages
Net sales for the first quarter of 2019 decreased 5.3% to $1.12 billion, compared to Adjusted pro forma net sales of $1.18 billion in the year-ago period, reflecting underlying net sales growth of 1.4%, driven by higher net price realization of 2.3%, partially offset by lower volume/mix of 0.9%. More than offsetting the underlying net sales growth in the quarter were the expected unfavorable impacts of 5.4% from changes in the Allied Brands portfolio and 1.2% from calendar timing. Unfavorable foreign currency translation also impacted the comparison by 0.1%.

Strong net sales growth in the quarter was registered by CORE, Evian, Dr Pepper, Canada Dry and Xyience, while Motts and 7UP declined. Contract manufacturing also registered growth in the quarter.

Operating income for Packaged Beverages totaled $149 million in the first quarter of 2019. Adjusted operating income of $160 million for the first quarter of 2019 was even with year-ago, largely reflecting strong productivity, including an earlier than expected $10 million net gain in the quarter related to the renegotiation of a manufacturing contract, as well as merger synergies. These positive drivers were offset by inflation, particularly in packaging and logistics. On a percentage of net sales basis, Adjusted operating income grew 70 basis points versus year-ago to 14.3%.

Beverage Concentrates
Net sales for the first quarter of 2019 increased 4.8% to $304 million, compared to Adjusted pro forma net sales of $290 million in the year-ago period, reflecting higher net price realization of 7.1%, partially offset by lower volume/mix of 2.0% and unfavorable foreign currency translation of 0.3%.

Dr Pepper continued to fuel the growth in net sales for the segment, along with increases for Crush and Big Red, partially offset by Canada Dry. Shipment volume was unfavorable 2.5%, largely due to declines in Canada Dry, Dr Pepper and Schweppes, partially offset by higher volume for Big Red and Crush.

Bottler case sales volume decreased 1.9%, including fountain foodservice which was 2.0% lower compared to the year-ago period.

Operating income for Beverage Concentrates totaled $201 million in the first quarter of 2019. Adjusted operating income in the quarter increased 11.7% to $201 million, compared to Adjusted pro forma operating income of $180 million in the year-ago period, primarily reflecting the growth in net sales and timing of marketing investments. On a percentage of net sales basis, Adjusted operating income grew 400 basis points versus year-ago to 66.1%.

Latin America Beverages
Net sales in the first quarter of 2019 increased 2.7% to $116 million, compared to Adjusted pro forma net sales of $113 million in the year-ago period, reflecting higher net price realization of 4.1% and favorable volume/mix of 1.0%, partially offset by unfavorable foreign currency translation of 2.4%.

Operating income for Latin America Beverages totaled $11 million in the first quarter of 2019. Adjusted operating income of $12 million in the quarter was even with Adjusted pro forma operating income in the year-ago period, reflecting the benefit of the net sales growth, entirely offset by an unfavorable foreign currency transaction impact and inflation in input costs and logistics.

KDP Adjusted Pro forma Outlook for 2019

The Company affirmed Adjusted diluted EPS growth in 2019 in the range of 15% to 17%, or $1.20 to $1.22 per diluted share, in line with its long-term merger target. Supporting this guidance are the following unchanged expectations:

•
Net sales growth of approximately 2%, consistent with the Company’s long-term merger target of 2-3%, which incorporates an approximate 100 bps unfavorable impact from the changes in the Allied Brands portfolio.

•	Merger synergies of $200 million in 2019, consistent with the Company’s long-term merger target for $200 million per year over the 2019-2021 period.

•	Other expense, net is expected to approximate $30 million of expense in 2019 and assumes no gains related to changes in the Allied Brands portfolio.

•	Adjusted interest expense is expected to be in the range of $570 million to $590 million, reflecting ongoing deleveraging and the continued benefit of unwinding interest rate swap contracts.

•	The Adjusted effective tax rate is expected to be in the range of 25.0% to 25.5%.

•	Diluted weighted average shares outstanding are estimated to be approximately 1,420 million.

•	The Company continues to expect significant cash flow generation and rapid deleveraging, with a targeted leverage ratio below 3.0x in two to three years from the July 2018 closing of the merger.

Investor Contacts:
Tyson Seely
Keurig Dr Pepper
T: 781-418-3352 / tyson.seely@kdrp.com

Steve Alexander
Keurig Dr Pepper
T: 972-673-6769 / steve.alexander@kdrp.com

Media Contact:
Katie Gilroy
Keurig Dr Pepper
T: 781-418-3345 / katie.gilroy@kdrp.com

ABOUT KEURIG DR PEPPER
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. The Company maintains a highly competitive distribution system that enables its portfolio of more than 125 owned, licensed and partner brands to be available nearly everywhere people shop and consume beverages. With a wide range of hot and cold beverages that meet virtually any consumer need, KDP key brands include Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s® and The Original Donut Shop®. The Company employs more than 25,000 employees and operates more than 120 offices, manufacturing plants, warehouses and distribution centers across North America. For more information, visit www.keurigdrpepper.com.

FORWARD LOOKING STATEMENTS
Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar words, phrases or expressions and variations or negatives of these words, although not all forward-looking statements contain these identifying words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the estimated or anticipated future results of the combined company following the combination of Keurig Green Mountain, Inc. (“KGM”) and Dr Pepper Snapple Group, Inc. (“DPSG” and such combination, the “transaction”), the anticipated benefits of the transaction, including estimated synergies and cost savings, and other statements that are not historical facts. These statements are based on the current expectations of our management and are not predictions of actual performance.

These forward-looking statements are subject to a number of risks and uncertainties regarding the combined company’s business and the combination and actual results may differ materially. These risks and uncertainties include, but are not limited to: (i) the impact the significant additional debt incurred in connection with the transaction may have on our ability to operate our combined business, (ii) risks relating to the integration of the KGM and DPS operations, products and employees into the combined company and assumption of certain potential liabilities of KGM and the possibility that the anticipated synergies and other benefits of the combination, including cost savings, will not be realized or will not be realized within the expected timeframe, and (iii) risks relating to the combined businesses and the industries in which our combined company operates. These risks and uncertainties, as well as other risks and uncertainties, are more fully discussed in the Company’s filings with the SEC, including our Current Report on Form 10-K filed with the SEC on February 28, 2019, and our subsequent filings with the SEC. While the lists of risk factors presented here and in our public filings are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statement made herein speaks only as of the date of this document. We are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by applicable laws or regulations.

NON-GAAP FINANCIAL MEASURES
This release includes certain non-GAAP financial measures including Adjusted pro forma net sales, Adjusted pro forma operating income, and Adjusted diluted EPS, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. Non-GAAP financial measures typically exclude certain charges, including one-time costs related to the Transaction and integration activities, which are not expected to occur routinely in future periods. The Company uses non-GAAP financial measures internally to focus management on performance excluding these special charges to gauge our business operating performance, and to provide a meaningful comparison of the Company’s performance to periods prior to the Transaction. Management believes this information is helpful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, management believes that non-GAAP financial measures are frequently used by analysts and investors in their evaluation of companies, and its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. The most directly comparable GAAP financial measures and reconciliations to non-GAAP financial measures are set forth in the appendix to this presentation and included in the Company’s filings with the SEC.

See the attached schedules for the supplemental financial data and corresponding reconciliations of KDP Adjusted pro forma net sales, Adjusted pro forma operating income, and Adjusted diluted EPS.

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the First Quarter of 2019 and 2018
(Unaudited)

	First Quarter
(in millions, except per share data)	2019	2018
Net sales	$2,504	$948
Cost of sales	1,106	467
Gross profit	1,398	481
Selling, general and administrative expenses	911	300
Other operating (income) expense, net	(11)	3
Income from operations	498	178
Interest expense	169	(2)
Interest expense - related party	—	25
Loss on early extinguishment of debt	9	2
Other expense, net	5	13
Income before provision (benefit) for income taxes	315	140
Provision (benefit) for income taxes	85	51
Net income	230	89
Less: Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	—	1
Net income attributable to KDP	$230	$88

Earnings per common share:
Basic	$0.16	$0.11
Diluted	0.16	0.11
Weighted average common shares outstanding:
Basic	1,406.3	790.5
Diluted	1,417.7	790.5

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2019 and December 31, 2018
(Unaudited)

	March 31,	December 31,
(in millions, except share and per share data)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$85	$83
Restricted cash and restricted cash equivalents	44	46
Trade accounts receivable, net	1,016	1,150
Inventories	663	626
Prepaid expenses and other current assets	354	254
Total current assets	2,162	2,159
Property, plant and equipment, net	2,282	2,310
Investments in unconsolidated affiliates	172	186
Goodwill	20,077	20,011
Other intangible assets, net	23,988	23,967
Other non-current assets	584	259
Deferred tax assets	26	26
Total assets	$49,291	$48,918
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,558	$2,300
Accrued expenses	962	1,012
Structured payables	595	526
Short-term borrowings and current portion of long-term obligations	2,018	1,458
Other current liabilities	523	406
Total current liabilities	6,656	5,702
Long-term obligations	13,246	14,201
Deferred tax liabilities	5,940	5,923
Other non-current liabilities	775	559
Total liabilities	26,617	26,385
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 1,406,689,275 and 1,405,944,922 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	14	14
Additional paid-in capital	21,505	21,471
Retained earnings	1,192	1,178
Accumulated other comprehensive loss	(37)	(130)
Total stockholders' equity	22,674	22,533
Total liabilities and stockholders' equity	$49,291	$48,918

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The First Quarter of 2019 and 2018
(Unaudited)

	First Quarter
(in millions)	2019	2018
Operating activities:
Net income	$230	$89
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	85	32
Amortization expense	78	33
Provision for sales returns	9	11
Deferred income taxes	1	(14)
Employee stock based compensation expense	14	11
Loss on early extinguishment of debt	9	2
Unrealized (gain) or loss on foreign currency	(17)	8
Unrealized loss or (gain) on derivatives	7	(29)
Other, net	—	18
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	126	97
Inventories	(36)	(7)
Income taxes receivable, prepaid and payables, net	68	(4)
Other current and non current assets	(102)	(7)
Accounts payable and accrued expenses	125	28
Other current and non current liabilities	(6)	(1)
Net change in operating assets and liabilities	175	106
Net cash provided by operating activities	591	267
Investing activities:
Issuance of related party note receivable	(7)	—
Purchases of property, plant and equipment	(62)	(20)
Other, net	24	(6)
Net cash used in investing activities	(45)	(26)
Financing activities:
Proceeds from term loan	2,000	—
Net Issuance of Commercial Paper	594	—
Proceeds from structured payables	78	—
Payments on structure payables	(9)	—
Payments on senior unsecured notes	(250)	—
Repayment of term loan	(2,758)	(200)
Payments on finance leases	(10)	(3)
Proceeds from issuance of common stock under compensation plans	8	—
Cash Dividends paid	(211)	(11)
Other, net	2	(1)
Net cash used in financing activities	(556)	(215)
Cash, cash equivalents, restricted cash and restricted cash equivalents — net change from:
Operating, investing and financing activities	(10)	26
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	10	1
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	139	95
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$139	$122

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT INFORMATION
(Unaudited)

	First Quarter
(in millions)	2019	2018
Net Sales
Coffee Systems	$968	$948
Packaged Beverages	1,116	—
Beverage Concentrates	304	—
Latin America Beverages	116	—
Total net sales	$2,504	$948

Income from Operations
Coffee Systems	$293	$254
Packaged Beverages	149	—
Beverage Concentrates	201	—
Latin America Beverages	11	—
Unallocated corporate costs	(156)	(76)
Total income from operations	$498	$178

Unaudited Pro Forma Financial Information
On January 29, 2018, DPS entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among DPS, Maple and Salt Merger Sub, Inc. (“Merger Sub”), whereby Merger Sub will be merged with and into Maple, with Maple surviving the merger as a wholly-owned subsidiary of DPS (the “Transaction”). The Transaction was consummated on July 9, 2018 (the "Merger Date"), at which time DPS changed its name to "Keurig Dr Pepper Inc.".
Immediately prior to the consummation of the Transaction (the “Effective Time”), each share of common stock of Maple issued and outstanding was converted into the right to receive a number of fully paid and nonassessable shares of common stock of Merger Sub determined pursuant to an exchange ratio set forth in the Merger Agreement (the “Acquisition Shares”). As a result of the Transaction, the stockholders of Maple as of immediately prior to the Effective Time own approximately 87% of DPS common stock following the closing and the stockholders of DPS as of immediately prior to the Effective Time own approximately 13% on a fully diluted basis. Upon consummation of the Transaction, DPS declared a special cash dividend equal to $103.75 per share, subject to any withholding of taxes required by law, payable to holders of its common stock as of the record date for the special dividend.
The following unaudited pro forma combined financial information (the “financial information”) is presented to illustrate the estimated effects of the Transaction. The financial information for the first quarter of 2018 is based on the actual first quarter financial statements of KDP after giving effect to the Transaction and the assumptions, reclassifications and adjustments described in the accompanying notes to this financial information. The financial information is presented as if the Transaction had been consummated on December 31, 2016, and combines the historical results of DPS and Maple. Refer to the Summary of Pro Forma Adjustments and Summary of Reclassifications below for details of the reclassifications and adjustments applied to the historical financial statements of DPS and of Maple, which is now reflected under the KDP column.
The financial information was prepared using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the completion of the acquisition. We utilized estimated fair values at the Merger Date for the preliminary allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed. During the measurement period, we will continue to obtain information to assist in determining the fair value of the net tangible and intangible assets acquired and liabilities assumed, which may differ materially from these preliminary estimates. The historical consolidated financial statements have been adjusted in the accompanying financial information to give effect to unaudited pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) are expected to have a continuing impact on the results of operations of KDP.
The financial information has been prepared based upon currently available information and assumptions deemed appropriate by the Company's management. This financial information is not necessarily indicative of what our results of operations actually would have been had the Transaction been completed as of December 31, 2016. In addition, the financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or any integration costs that may result from the Transaction. The financial information should be read in conjunction with historical financial statements and accompanying notes filed with the SEC.

Summary of Pro Forma Adjustments
Pro forma adjustments included in the Pro Forma Combined Statements of Income are as follows:

a.
A decrease in Net sales to remove the historical deferred revenue associated with DPS' arrangements with PepsiCo, Inc. and The Coca-Cola Company, which were eliminated in the fair value adjustments for DPS as part of purchase price accounting.

b.
An increase in Net sales to remove the historical amortization of certain capitalized upfront customer incentive program payments. These were eliminated in the fair value adjustments for DPS as these upfront payments were revalued within the customer relationship intangible assets recorded in purchase price accounting.

c.
Adjustments to Selling, general and administrative ("SG&A") expenses due to changes in amortization as a result of the fair value adjustments for DPS' intangible assets with definite lives as part of purchase price accounting.

d.	Adjustments to SG&A expenses due to changes in depreciation as a result of the fair value adjustments for DPS' property, plant and equipment as part of purchase price accounting.

e.	A decrease to SG&A expenses for both DPS and KDP (Maple) to remove non-recurring transaction costs as a result of the Transaction.

f.	Removal of the Interest expense - related party caption for KDP (Maple), as the related party debt was capitalized into Additional paid-in capital immediately prior to the Transaction.

g.
Adjustments to Interest expense to remove the historical amortization of deferred debt issuance costs, discounts and premiums and to record incremental amortization as a result of the fair value adjustments for DPS' senior unsecured notes as part of purchase price accounting.

h.	Adjustments to Interest expense to record incremental interest expense and amortization of deferred debt issuance costs for borrowings related to the Transaction.

i.
Removal of the Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards caption as the Maple non-controlling interest was eliminated to reflect the capital structure of the combined company.

Summary of Reclassifications
Reclassifications included in the Pro Forma Combined Statements of Income for the three months ended March 31, 2018 are as follows:

a.	Foreign currency transaction gains and losses were reclassified from Cost of sales and SG&A expenses in the historical DPS Statements of Income to Other (income) expense, net.

b.	Depreciation and amortization expenses were reclassified from Depreciation and amortization in the historical DPS Statements of Income to SG&A expenses.

c.	Interest income was reclassified from Interest income in the historical DPS Statements of Income to Other (income) expense, net.

KEURIG DR PEPPER INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Three Months Ended March 31, 2018
(Unaudited)

(in millions, except per share data)	Reported KDP(1)	Historical DPS(2)	Reclassifications(3)	Pro Forma Adjustments(3)	Pro Forma Combined
Net sales	$948	$1,594	$—	$(13)	$2,529
Cost of sales	467	681	—	(13)	1,135
Gross profit	481	913	—	—	1,394
Selling, general and administrative expenses	300	626	27	(49)	904
Depreciation and amortization	—	27	(27)	—	—
Other operating income, net	3	1	—	2	6
Income from operations	178	259	—	47	484
Interest expense	(2)	41	—	106	145
Interest expense - related party	25	—	—	(25)	—
Interest income	—	(1)	1	—	—
Loss on early extinguishment of debt	2	—	—	—	2
Other expense, net	13	—	5	(1)	17
Income before provision for income taxes	140	219	(6)	(33)	320
Provision (benefit) for income taxes	51	54	—	(7)	98
Income before equity in loss of unconsolidated affiliates	89	159	(6)	(26)	222
Equity in loss of unconsolidated affiliates, net of tax	—	(6)	6	—	—
Net income	89	153	—	(26)	222
Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	1	—	—	(1)	—
Net income attributable to KDP	$88	$159	$—	$(25)	$222
Earnings per common share:
Basic	$0.11	$0.88			$0.16
Diluted	0.11	0.88			0.16
Weighted average common shares outstanding:
Basic	790.5	179.9		416.1	1,386.5
Diluted	790.5	180.8		415.2	1,386.5

(1)	Refer to the Statements of Income.

(2)	Refers to DPS's activity during the first quarter of 2018. Refer to the Quarterly Report on Form 10-Q as filed on April 25, 2018.

(3)	Refer to Summary of Pro Forma Adjustments.

KEURIG DR PEPPER INC.
RECONCILIATION OF PRO FORMA SEGMENT INFORMATION
(Unaudited)

(in millions)	Reported KDP(1)	Reported DPS(2)	Pro Forma Adjustments(3)	Pro Forma Combined
For the First Quarter 2018
Net Sales
Coffee Systems	$948	$—	$—	$948
Packaged Beverages	—	1,178	—	1,178
Beverage Concentrates	—	303	(13)	290
Latin America Beverages	—	113	—	113
Total net sales	$948	$1,594	$(13)	$2,529

Income from Operations
Coffee Systems	$254	$—	$—	$254
Packaged Beverages	—	149	9	158
Beverage Concentrates	—	194	(14)	180
Latin America Beverages	—	12	—	12
Unallocated Corporate	(76)	(96)	52	(120)
Total income from operations	$178	$259	$47	$484

(1)	Refer to the Statements of Income.

(2)	Refers to DPS's activity during the the first quarter of 2018. Refer to the Quarterly Report on Form 10-Q as filed on April 25, 2018.

(3)	Refer to Summary of Pro Forma Adjustments.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis.
For periods that occur in 2019, management compares the Adjusted GAAP, which is defined as U.S. GAAP results adjusted for certain items affecting comparability, for the first quarter of 2019 to Adjusted Pro Forma, which is defined as Pro Forma results adjusted for certain items affecting comparability, for the first quarter of 2018. Pro Forma information is no longer prepared as the first quarter of 2019 reflects DPS and Maple as a combined company for the entire period.
Specifically, investors should consider the following with respect to our financial results:
Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.
Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP and do not have an offsetting risk reflected within the financial results; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger and Keurig Acquisition; (iv) stock compensation expense attributable to the matching awards made to employees who made an initial investment in the Keurig Green Mountain, Inc. Executive Ownership Plan or the Keurig Dr Pepper Omnibus Incentive Plan of 2009; and (v) other certain items that are excluded for comparison purposes to prior year periods.
For the first quarter of 2019, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to the DPS Merger and the Keurig Acquisition; (ii) productivity expenses; (iii) transaction costs not associated with the DPS Merger; (iv) provision for legal settlements; (v) the impact of the step-up of acquired inventory not associated with the DPS Merger (vi) the loss on early extinguishment of debt related to the redemption of debt and (vii) the loss related to the malware incident.
For the first quarter of 2018, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to the DPS Merger and the Keurig Acquisition; (ii) productivity expenses; (iii) provisions for legal settlements; and (iv) the loss on early extinguishment of debt related to the redemption of debt; and (v) tax reform associated with the TCJA.
Reconciliations for these items are provided in the tables below.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2019
			Amortization of
	Reported	Mark to Market	Intangibles	Deferred Financing Costs	Stock Compensation	Restructuring and Integration Expenses	Productivity	Transaction Costs	Loss on Early Payment of Debt	Inventory Step-Up	Provision for Settlements	Malware Incident	Adjusted GAAP
Cost of sales	$1,106	$(12)	$—	$—	$—	$(1)	$(3)	$—	$—	$(3)	$—	$(2)	$1,085
Gross profit	1,398	12	—	—	—	1	3	—	—	3	—	2	1,419
Gross margin	55.8%												56.7%
Selling, general and administrative expenses	$911	$12	$(31)	$—	$(7)	$(60)	$(6)	$—	$—	$—	$(7)	$(3)	809
Income from operations	498	—	31	—	7	61	9	—	—	3	7	5	621
Operating margin	19.9%												24.8%
Interest expense	$169	$(29)	$—	$(4)	$—	$—	$—	$(5)	$—	$—	$—	$—	131
Loss on early extinguishment of debt	9	—	—	—	—	—	—	—	(9)	—	—	—	—
Other income, net	5	2	—	—	—	—	—	—	—	—	—	—	7
Income before provision for income taxes	315	27	31	4	7	61	9	5	9	3	7	5	483
Provision for income taxes	85	7	8	1	2	15	2	1	2	1	2	1	127
Effective tax rate	27.0%												26.3%
Net income	$230	$20	$23	$3	$5	$46	$7	$4	$7	$2	$5	$4	356

	Reported EPS												Adjusted EPS
Diluted earnings per common share	$0.16												$0.25
Shares	1,417.7												1,417.7

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN PRO FORMA ITEMS TO CERTAIN NON-GAAP ADJUSTED PRO FORMA ITEMS
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2018
			Amortization of
	Pro Forma	Mark to Market	Intangibles	Deferred Financing Costs	Stock Compensation	Restructuring and Integration Expenses	Productivity	Provision for Settlements	Loss on Early Payment of Debt	Tax Reform	Adjusted Pro Forma
Net sales	$2,529	$—	$—	$—	$—	$—	$—	$4	$—	$—	$2,533
Cost of sales	1,135	(14)	—	—	—	—	(4)	—	—	—	1,117
Gross profit	1,394	14	—	—	—	—	4	4	—	—	1,416
Gross margin	55.1%										55.9%
Selling, general and administrative expenses	$904	$—	$(28)	$—	$(6)	$(6)	$(14)	$2	$—	$—	$852
Other operating income, net	6	—	—	—	—	—	(4)	—	—	—	2
Income from operations	484	14	28	—	6	6	22	2	—	—	562
Operating margin	19.1%										22.2%
Interest expense	$145	$27	$—	$(1)	$—	$—	$—	$—	$—	$—	$171
Loss on early extinguishment of debt	2	—	—	—	—	—	—	—	(2)	—	—
Other income, net	17	4	—	—	—	—	—	—	—	—	21
Income before provision for income taxes	320	(17)	28	1	6	6	22	2	2	—	370
Provision for income taxes	98	(4)	7	1	2	—	6	—	—	(3)	107
Effective tax rate	30.6%										28.9%
Net income	$222	$(13)	$21	$—	$4	$6	$16	$2	$2	$3	$263

	Pro Forma EPS										Pro Forma Adjusted EPS
Diluted earnings per common share	$0.16										$0.19
Shares	1,386.5										1,386.5

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT ITEMS TO CERTAIN NON-GAAP ADJUSTED SEGMENT ITEMS
(Unaudited)

(in millions)	Reported	Items Affecting Comparability	Adjusted GAAP
For the First Quarter of 2019
Net Sales
Coffee Systems	$968	$—	$968
Packaged Beverages	1,116	—	1,116
Beverage Concentrates	304	—	304
Latin America Beverages	116	—	116
Total net sales	$2,504	$—	$2,504

Income from Operations
Coffee Systems	$293	$42	$335
Packaged Beverages	149	11	160
Beverage Concentrates	201	—	201
Latin America Beverages	11	1	12
Unallocated corporate costs	(156)	69	(87)
Total income from operations	$498	$123	$621

(in millions)	Pro Forma	Items Affecting Comparability	Adjusted Pro Forma
For the First Quarter of 2018
Net Sales
Coffee Systems	$948	$4	$952
Packaged Beverages	1,178	—	1,178
Beverage Concentrates	290	—	290
Latin America Beverages	113	—	113
Total net sales	$2,529	$4	$2,533

Income from Operations
Coffee Systems	$254	$58	$312
Packaged Beverages	158	2	160
Beverage Concentrates	180	—	180
Latin America Beverages	12	—	12
Unallocated corporate costs	(120)	18	(102)
Total income from operations	$484	$78	$562

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA AND MANAGEMENT LEVERAGE RATIO
(Unaudited)

(in millions, except for ratio)
ADJUSTED EBITDA RECONCILIATION - LAST TWELVE MONTHS
Net income	$1,126
Interest expense	695
Provision for income taxes	399
Loss on early extinguishment of debt	20
Other (income) expense, net	(44)
Depreciation expense	333
Amortization of intangibles	125
EBITDA	$2,654
Items affecting comparability:
Restructuring and integration expenses	$225
Transaction costs	4
Productivity	19
Provision for settlements	27
Stock compensation	22
Malware incident	5
Mark to market	86
Step-up of acquired inventory	5
Adjusted EBITDA	$3,047

March 31,
2019
Principal amounts of:
Commercial paper	$1,674
Term loan	1,825
Senior unsecured notes	11,975
Total principal amounts	15,474
Less: Cash and cash equivalents	85
Total principal amounts less cash and cash equivalents	$15,389

March 31, 2019 Management Leverage Ratio	5.1

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA - LAST TWELVE MONTHS
(Unaudited)

	ADJUSTED PROFORMA			ADJUSTED
(in millions)	SECOND QUARTER OF 2018	THIRD QUARTER OF 2018	FOURTH QUARTER OF 2018	FIRST QUARTER OF 2019	LAST TWELVE MONTHS
Net income	$332	$301	$263	$230	$1,126
Interest expense	170	178	178	169	695
Provision for income taxes	99	121	94	85	399
Loss on early extinguishment of debt	—	11	—	9	20
Other (income) expense, net	(21)	(37)	9	5	(44)
Depreciation expense	80	88	80	85	333
Amortization of intangibles	31	30	33	31	125
EBITDA	$691	$692	$657	$614	$2,654
Items affecting comparability:
Restructuring and integration expenses	$33	$47	$84	$61	$225
Transaction costs	—	2	2	—	4
Productivity	(5)	12	3	9	19
Provision for settlements	2	11	7	7	27
Stock compensation	6	4	5	7	22
Malware incident	—	—	—	5	5
Mark to market	(7)	26	40	27	86
Step-up of acquired inventory	—	—	2	3	5
Adjusted EBITDA	$720	$794	$800	$733	$3,047

RECONCILIATION OF CERTAIN ADJUSTED FINANCIAL RESULTS TO CERTAIN
CURRENCY NEUTRAL ADJUSTED FINANCIAL RESULTS
(Unaudited)
Adjusted net sales, adjusted income from operations and adjusted earnings per share, as adjusted to currency neutral: These adjusted financial results are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

	For the Three Months Ended March 31, 2019
	Coffee	Packaged	Beverage	Latin America
Percent change	Systems	Beverages	Concentrates	Beverages	Total
Adjusted net sales	1.7%	(5.3)%	4.8%	2.7%	(1.1)%
Impact of foreign currency	0.8%	0.1%	0.3%	2.4%	0.5%
Adjusted net sales, as adjusted to currency neutral	2.5%	(5.2)%	5.1%	5.1%	(0.6)%

	For the Three Months Ended March 31, 2019
	Coffee	Packaged	Beverage	Latin America
Percent change	Systems	Beverages	Concentrates	Beverages	Total
Adjusted income from operations	7.4%	—%	11.7%	—%	10.5%
Impact of foreign currency	1.6%	—%	0.5%	1.3%	1.1%
Adjusted income from operations, as adjusted to currency neutral	9.0%	—%	12.2%	1.3%	11.6%

For the Three Months Ended
March 31, 2019
Adjusted diluted earnings per share	$0.25
Impact of foreign currency	—
Adjusted diluted earnings per share, as adjusted to currency neutral	$0.25